SOUTHWEST AIRLINES REPORTS RECORD QUARTERLY PROFIT

DALLAS, TEXAS - July 21, 2016 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its second quarter 2016 results:

•	Record quarterly GAAP[1] net income of $820 million, or $1.28 per diluted share, compared with second quarter 2015 GAAP net income of $608 million, or $.90 per diluted share.

•
Excluding special items[2], record quarterly net income of $757 million, or $1.19 per diluted share, compared with second quarter 2015 net income of $691 million, or $1.03 per diluted share. This compared to First Call second quarter 2016 consensus estimate of $1.21 per diluted share.

•
Record quarterly GAAP operating income of $1.3 billion, resulting in a strong second quarter operating margin[3] of 23.7 percent. Excluding special items, second quarter 2016 operating income was also a quarterly record $1.3 billion, resulting in an operating margin[2] of 23.5 percent.

•	Strong second quarter free cash flow[2] of $649 million; returned $763 million to Shareholders through a combination of dividends and share repurchases.

•	Return on invested capital, before taxes and excluding special items (ROIC)[2], for the 12 months ended June 30, 2016, of 33.5 percent, compared with 28.2 percent for the 12 months ended June 30, 2015.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are pleased to report another quarter of record profits, strong margins, and healthy cash flows. The investments we have made in our business and our network are generating significant returns. As with first quarter 2016, record operating revenues and low fuel prices were the primary drivers of our record second quarter performance. Year-over-year, our second quarter 2016 operating revenue growth outpaced our available seat mile (ASM) growth, producing positive second quarter 2016 operating unit revenue (RASM) growth, despite a very competitive fare environment. Demand for our low fares was strong throughout the quarter with record load factors each month. While solid traffic demand has continued into July, thus far, the fare environment remains challenging, and close-in yields have softened in recent weeks. In addition, year-over-year RASM comparisons in third quarter are more difficult as the amended co-branded credit card agreement with Chase Bank USA, N.A. went into effect in third quarter 2015.

“We continue to make prudent investment decisions and remain steadfast in controlling our total operating costs. Our balance sheet, cash flow, and liquidity are strong, allowing for meaningful returns and rewards for our Employees and Shareholders.

"My congratulations go to our magnificent Employees for this tremendous second quarter performance, which resulted in a record $206 million profitsharing accrual. While year-over-year profit comparisons are more challenging in third quarter, our current revenue and cost outlook suggest another strong operating margin in excess of 18 percent4, excluding special items.”

Revenue Results and Outlook4
The Company's total operating revenues were a quarterly record $5.4 billion, driven largely by second quarter 2016 passenger revenues of $4.9 billion. Year-over-year, second quarter 2016 operating revenues grew 5.3 percent, and increased 0.6 percent on a unit basis.

Second quarter 2016 total operating revenues included approximately $135 million associated with the July 2015 amendment of the Company’s co-branded credit card agreement with Chase Bank USA, N.A. (Chase) and a resulting required change in accounting methodology. This improved year-over-year RASM performance by 2.6 points. The $135 million net benefit reflects an approximate $200 million increase to other revenues offset by an approximate $65 million reduction to passenger revenues. While the Company expects a similar revenue benefit in third quarter 2016, it will be comparable to the benefit realized in third quarter 2015 due to the July 2015 effective date of the Chase amendment and therefore will not result in the two to three point year-over-year RASM improvement the Company has realized for the past four quarters.

Based on current bookings and yields, the Company expects third quarter 2016 RASM to decline in the three to four percent range, compared with third quarter 2015 RASM (excluding the one-time special revenue adjustment of $172 million recorded in third quarter 2015 as a result of the Chase amendment and a resulting required change in accounting methodology).

Cost Performance and Outlook4
Second quarter 2016 total operating expenses of $4.1 billion increased 2.0 percent, and decreased 2.6 percent on a unit basis, as compared with second quarter 2015. During second quarter 2016, the Company recorded a $21 million impairment charge (before profitsharing and taxes) for the intangible assets associated with its Newark Liberty International Airport slots5 as a result of the Federal Aviation Administration (FAA) announcement in April 2016 that Newark will be designated as a Level 2 schedule-facilitated airport under the International Air Transport Association Worldwide Slot Guidelines

effective October 30, 2016. Second quarter 2015 operating expenses included $55 million (before profitsharing and taxes) in expense related to proposed and paid ratification bonuses associated with certain workgroups. Excluding special items, total operating expenses increased 3.9 percent to $4.1 billion, and decreased 0.8 percent on a unit basis, both as compared with second quarter 2015.

Second quarter operating costs benefited from a 10.1 percent decline in fuel and oil expenses. Second quarter 2016 economic fuel costs were $1.81 per gallon, including $0.42 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.02 per gallon in second quarter 2015, including $0.08 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of July 18, 2016, third quarter 2016 economic fuel costs are estimated to be approximately $2.05 per gallon. As of July 18, 2016, the fair market value of the Company's fuel derivative contracts for the second half of 2016 was a net liability of approximately $545 million, and was a net liability of approximately $510 million for the hedge portfolio in 2017 and 2018, combined. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, second quarter 2016 operating expenses increased 7.5 percent compared with second quarter 2015. Second quarter 2016 profitsharing expense was $206 million, compared with $182 million in second quarter 2015. Excluding fuel and oil expense, special items, and profitsharing expense, second quarter 2016 operating costs increased 7.1 percent, and increased 2.1 percent on a unit basis, both as compared with second quarter 2015.

Based on current trends and excluding fuel and oil expense, special items, and profitsharing expense, the Company expects its third quarter 2016 and annual 2016 unit costs to increase approximately two percent, and approximately one percent, respectively, as compared with the same year-ago periods, largely due to additional depreciation expense associated with the accelerated retirement of the Company’s Classic fleet (Boeing 737-300/-500 aircraft) to no later than third quarter 2017.

Second Quarter Results
Including and excluding special items, second quarter 2016 operating income was a quarterly record $1.3 billion, compared with $1.1 billion in second quarter 2015.

Other income in second quarter 2016 was $28 million, compared with other expenses of $108 million in second quarter 2015. The $136 million increase primarily resulted from $43 million in other gains recognized in second quarter 2016, compared with $88 million in other losses in second quarter 2015.

In both periods, these gains and losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, other losses were $48 million in second quarter 2016, compared with $19 million in second quarter 2015, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Third quarter 2016 premium costs related to fuel derivative contracts are currently estimated to be in the $30 million to $35 million range, compared with $33 million in third quarter 2015. Net interest expense in second quarter 2016 was $15 million, compared with $20 million in second quarter 2015.

Second quarter 2016 net income was a quarterly record $820 million, or $1.28 per diluted share, compared with second quarter 2015 net income of $608 million, or $.90 per diluted share. Excluding special items, second quarter net income was a quarterly record $757 million, or $1.19 per diluted share, compared with second quarter 2015 net income of $691 million, or $1.03 per diluted share.

Balance Sheet and Cash Flows
As of June 30, 2016, the Company had approximately $3.4 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during second quarter 2016 was $1.1 billion, capital expenditures were $462 million, and assets constructed for others, net of reimbursements, were $1 million, resulting in free cash flow of $649 million. The Company repaid $48 million in debt and capital lease obligations during second quarter 2016, and expects to repay approximately $500 million in debt and capital lease obligations during the remainder of 2016. The Company funded a $620 million ProfitSharing contribution as a result of its 2015 results to its ProfitSharing Plan in second quarter 2016.

During second quarter 2016, the Company returned $763 million to its Shareholders through the payment of $63 million in dividends and the repurchase of $700 million in common stock. The Company completed its previous $1.5 billion share repurchase program with the repurchase of $200 million in common stock, or 4.5 million shares, pursuant to an accelerated share repurchase (ASR) program launched and completed during second quarter 2016. On May 18, 2016, the Company's Board of Directors authorized a new $2.0 billion share repurchase program, along with a 33 percent increase in the Company's quarterly dividend. Under this new authorization, the Company repurchased $500 million in common stock, or 12.3 million shares, pursuant to another ASR program launched and completed during second quarter 2016, bringing total shares repurchased during second quarter 2016 to approximately 16.7 million. In addition, during second quarter 2016, the Company received the remaining 2.3 million shares pursuant to its first quarter 2016 $500 million ASR program. The Company intends to repurchase an additional $250 million of Southwest common stock under an ASR program expected to be launched soon (third quarter 2016 ASR program). Subsequent to the launch of the third quarter 2016 ASR program, the Company will have $1.25 billion remaining under its existing $2.0 billion share repurchase program.

For the six months ended June 30, 2016, net cash provided by operations was $2.7 billion, capital expenditures were $900 million, and assets constructed for others, net of reimbursements, were $2 million, resulting in free cash flow of $1.8 billion. This enabled the Company to return approximately $1.4 billion to Shareholders through the payment of $160 million in dividends and the repurchase of $1.2 billion in common stock.

Fleet and Capacity
The Company ended second quarter 2016 with 719 aircraft in its fleet. This reflects the second quarter delivery of 7 new Boeing 737-800s and 6 pre-owned Boeing 737-700s, as well as the retirement of 8 Boeing 737 Classic aircraft. The Company continues to plan to end this year with 723 aircraft. To adjust future deliveries for the accelerated retirement of the Classic fleet, the Company announced a restructured Boeing delivery schedule in June. With the previously announced decision to accelerate the retirement of its Classic fleet to no later than third quarter 2017, the Company no longer anticipates significant retirements between 2018 and 2023. With that in mind, firm deliveries previously scheduled between 2019 and 2022 were deferred to 2023 through 2025 in the restructured order book. This resulted in a meaningful $1.9 billion deferral of capital spending. In addition, the restructured delivery schedule provides significant fleet flexibility to manage long-term growth opportunities. The Company continues to manage to average annual net fleet growth for the three-year period ending 2018 of no more than two percent. Annual ASM growth (capacity) over that time period is expected to peak at this year's five to six percent range. In light of the current revenue environment, the Company continues to evaluate future capacity growth with a focus on growing prudently and profitably. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Southwest network continues to perform well, including the second quarter 2016 inaugural service from its 98th city, Long Beach, California. The Company recently reached some exciting international milestones with the U.S. Department of Transportation (DOT) authorizing the Company to serve two destinations in Cuba, Varadero and Santa Clara, and issuing a tentative decision granting authority for the Company to serve Havana, Cuba from Ft. Lauderdale and Tampa, Florida. The Company has also received DOT authority to provide its first ever international service from Oakland International Airport with daily flights to San Jose del Cabo and Puerto Vallarta, Mexico starting in February 2017. In addition, the Company has requested authority to serve three Mexican beach destinations from Los Angeles International Airport consistent with the pending liberalized bilateral agreement between the two countries which has not yet become effective. The Company eagerly awaits implementation of this agreement which will provide numerous additional opportunities for the Company to add low-fare service and competition in U.S.- Mexico markets.

Awards and Recognitions

•	Named as one of Corporate Responsibility Magazine’s 100 Best Corporate Citizens 2016.

•	Named to BetterInvesting’s Top 100 Company list.

•	Recognized for 2016 Airline Program of the Year by InsideFlyer for our Rapid Rewards® program.

•	Among the top airline scores for overall customer satisfaction and for Airline Loyalty/Reward Program Satisfaction in the J.D. Power 2016 North America Airline Satisfaction Study.

•	Recognized by Newsweek as one of America’s Greenest Companies.

•	Designated a 2016 Most Valuable Employer for Military by CivilianJobs.com.

•	Tied for #1 on American Customer Satisfaction Index (ACSI) Travel Report 2016.

•	Named Air Forwarder’s Association Domestic Carrier of the Year.

•	Received the 2015 Express Cargo Standard of Excellence award from Express Delivery and Logistics Association.

Conference Call
The Company will discuss its second quarter 2016 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
http://investors.southwest.com

1Generally Accepted Accounting Principles in the United States.
2See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, free cash flow, and operating margin. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
3Operating margin is calculated as operating income divided by operating revenues.
4Projected results do not reflect the potential impact of special items, or fuel and oil expenses and profitsharing expense, where indicated, and the tax effect of all such items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements. Accordingly, a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not available without unreasonable effort.
5A “slot” is the right of an air carrier, pursuant to regulations of the FAA, to operate a takeoff or landing at a specific time at certain airports.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, strategies, and projected results of operations, including specific factors expected to impact the Company’s results of operations; (ii) the Company's expectations related to its management of risk associated with changing jet fuel prices; (iii) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures; (iv) the Company’s expectations with respect to its share repurchases and returning value to Shareholders; (v) the Company’s fleet and capacity plans, strategies, and expectations and the factors expected to impact such plans, strategies, and expectations; and (vi) the Company's network and growth plans, strategies, and opportunities. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior (including with respect to the Company’s co-branded credit card); (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation), and other factors beyond the Company's control, on the Company’s business decisions, plans, and strategies; (iii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (iv) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the Company's dependence on third parties, in particular with respect to its fleet and technology plans; (vi) the impact of governmental regulations and other governmental actions related to the Company’s operations; (vii) the impact of labor matters on the Company’s business decisions, plans, and strategies; (viii) the Company’s ability to maintain positive relations with employees and employee representatives and any related pressure on the Company’s labor costs; and (ix) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2016	2015	Percent Change	2016	2015	Percent Change
OPERATING REVENUES:
Passenger	$4,905	$4,852	1.1	$9,303	$9,030	3.0
Freight	45	46	(2.2)	87	90	(3.3)
Other	434	213	103.8	820	405	102.5
Total operating revenues	5,384	5,111	5.3	10,210	9,525	7.2

OPERATING EXPENSES:
Salaries, wages, and benefits	1,639	1,607	2.0	3,179	3,026	5.1
Fuel and oil	903	1,005	(10.1)	1,755	1,882	(6.7)
Maintenance materials and repairs	280	240	16.7	543	469	15.8
Aircraft rentals	59	59	—	118	119	(0.8)
Landing fees and other rentals	309	299	3.3	611	584	4.6
Depreciation and amortization	299	250	19.6	588	494	19.0
Acquisition and integration	—	3	n.m.	—	26	n.m.
Other operating expenses	619	563	9.9	1,196	1,060	12.8
Total operating expenses	4,108	4,026	2.0	7,990	7,660	4.3

OPERATING INCOME	1,276	1,085	17.6	2,220	1,865	19.0

OTHER EXPENSES (INCOME):
Interest expense	32	29	10.3	62	62	—
Capitalized interest	(11)	(7)	57.1	(22)	(14)	57.1
Interest income	(6)	(2)	200.0	(11)	(3)	266.7
Other (gains) losses, net	(43)	88	n.m.	71	121	(41.3)
Total other expenses (income)	(28)	108	n.m.	100	166	(39.8)

INCOME BEFORE INCOME TAXES	1,304	977	33.5	2,120	1,699	24.8
PROVISION FOR INCOME TAXES	484	369	31.2	787	638	23.4
NET INCOME	$820	$608	34.9	$1,333	$1,061	25.6

NET INCOME PER SHARE:
Basic	$1.30	$0.91	42.9	$2.09	$1.58	32.3
Diluted	$1.28	$0.90	42.2	$2.07	$1.57	31.8

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	632	665	(5.0)	637	670	(4.9)
Diluted	639	673	(5.1)	644	678	(5.0)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2016	2015	Percent Change	2016	2015	Percent Change
Fuel and oil expense, unhedged	$716	$962		$1,293	$1,792
Add: Fuel hedge (gains) losses included in Fuel and oil expense	187	43		462	90
Fuel and oil expense, as reported	$903	$1,005		$1,755	$1,882
Add (Deduct): Net impact from fuel contracts (1)	30	(5)		22	(9)
Fuel and oil expense, non-GAAP (economic)	$933	$1,000	(6.7)	$1,777	$1,873	(5.1)

Total operating expenses, as reported	$4,108	$4,026		$7,990	$7,660
Deduct: Union contract bonuses	—	(55)		—	(55)
Add (Deduct): Net impact from fuel contracts (1)	30	(5)		22	(9)
Deduct: Acquisition and integration costs	—	(3)		—	(26)
Add: Litigation settlement	—	—		—	37
Deduct: Asset impairment	(21)	—		(21)	—
Total operating expenses, non-GAAP	$4,117	$3,963	3.9	$7,991	$7,607	5.0
Deduct: Fuel and oil expense, non-GAAP (economic)	(933)	(1,000)		(1,777)	(1,873)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$3,184	$2,963	7.5	$6,214	$5,734	8.4
Deduct: Profitsharing expense	(206)	(182)		(361)	(308)
Operating expenses, non-GAAP, excluding profitsharing and Fuel and oil expense	$2,978	$2,781	7.1	$5,853	$5,426	7.9

Operating income, as reported	$1,276	$1,085		$2,220	$1,865
Add: Union contract bonuses	—	55		—	55
Add (Deduct): Net impact from fuel contracts (1)	(30)	5		(22)	9
Add: Acquisition and integration costs	—	3		—	26
Deduct: Litigation settlement	—	—		—	(37)
Add: Asset impairment	21	—		21	—
Operating income, non-GAAP	$1,267	$1,148	10.4	$2,219	$1,918	15.7

Other (gains) losses, net, as reported	$(43)	$88		$71	$121
Add (Deduct): Net impact from fuel contracts (1)	91	(69)		11	(76)
Other (gains) losses, net, non-GAAP	$48	$19	152.6	$82	$45	82.2

Net income, as reported	$820	$608		$1,333	$1,061
Add: Union contract bonuses	—	55		—	55
Add (Deduct): Net impact from fuel contracts (1)	(121)	74		(33)	85
Add: Acquisition and integration costs	—	3		—	26
Deduct: Litigation settlement	—	—		—	(37)
Add: Asset impairment	21	—		21	—
Add (Deduct): Net income tax impact of fuel and special items (2)	37	(49)		5	(48)
Net income, non-GAAP	$757	$691	9.6	$1,326	$1,142	16.1

Net income per share, diluted, as reported	$1.28	$0.90		$2.07	$1.57
Add (Deduct): Impact from fuel contracts	(0.19)	0.11		(0.05)	0.13
Add: Impact of special items	0.03	0.09		0.03	0.07
Add (Deduct): Net income tax impact of fuel and special items (2)	0.07	(0.07)		0.01	(0.08)
Net income per share, diluted, non-GAAP	$1.19	$1.03	15.5	$2.06	$1.69	21.9
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(7)	$—	$(7)	$—
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	37	(5)	29	(9)
Impact from fuel contracts to Fuel and oil expense	$30	$(5)	$22	$(9)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$7	$—	$7	$—
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(37)	5	(29)	9
Impact from fuel contracts to Operating Income	$(30)	$5	$(22)	$9

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$81	$(71)	$5	$(91)
Ineffectiveness from fuel hedges settling in future periods	3	2	(1)	15
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	7	—	7	—
Impact from fuel contracts to Other (gains) losses, net	$91	$(69)	$11	$(76)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$(81)	$71	$(5)	$91
Ineffectiveness from fuel hedges settling in future periods	(3)	(2)	1	(15)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(37)	5	(29)	9
Impact from fuel contracts to Net Income (2)	$(121)	$74	$(33)	$85

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
Revenue passengers carried	32,340,969	30,800,742	5.0%	60,944,448	57,243,738	6.5%
Enplaned passengers	39,479,241	37,670,284	4.8%	74,107,682	69,769,242	6.2%
Revenue passenger miles (RPMs) (000s) (1)	32,707,694	30,858,381	6.0%	61,115,858	56,719,247	7.8%
Available seat miles (ASMs) (000s) (2)	38,225,282	36,476,030	4.8%	73,493,431	68,773,495	6.9%
Load factor (3)	85.6%	84.6%	1.0 pts.	83.2%	82.5%	0.7 pts.
Average length of passenger haul (miles)	1,011	1,002	0.9%	1,003	991	1.2%
Average aircraft stage length (miles)	767	756	1.5%	762	748	1.9%
Trips flown	334,452	326,309	2.5%	648,989	622,879	4.2%
Seats flown (4)	49,112,849	47,612,415	3.2%	95,214,170	90,856,819	4.8%
Seats per trip (5)	146.85	145.91	0.6%	146.71	145.87	0.6%
Average passenger fare (11)	$151.67	$157.51	(3.7)%	$152.64	$157.74	(3.2)%
Passenger revenue yield per RPM (cents) (6)(11)	15.00	15.72	(4.6)%	15.22	15.92	(4.4)%
RASM (cents) (7)	14.09	14.01	0.6%	13.89	13.85	0.3%
PRASM (cents) (8)(11)	12.83	13.30	(3.5)%	12.66	13.13	(3.6)%
CASM (cents) (9)	10.75	11.04	(2.6)%	10.87	11.14	(2.4)%
CASM, excluding Fuel and oil expense (cents)	8.38	8.29	1.1%	8.48	8.40	1.0%
CASM, excluding special items (cents)	10.77	10.86	(0.8)%	10.87	11.06	(1.7)%
CASM, excluding Fuel and oil expense and special items (cents)	8.33	8.13	2.5%	8.46	8.34	1.4%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	7.79	7.63	2.1%	7.96	7.89	0.9%
Fuel costs per gallon, including fuel tax (unhedged)	$1.39	$1.94	(28.4)%	$1.31	$1.93	(32.1)%
Fuel costs per gallon, including fuel tax	$1.75	$2.03	(13.8)%	$1.78	$2.02	(11.9)%
Fuel costs per gallon, including fuel tax (economic)	$1.81	$2.02	(10.4)%	$1.80	$2.01	(10.4)%
Fuel consumed, in gallons (millions)	513	493	4.1%	985	927	6.3%
Active fulltime equivalent Employees	52,301	47,645	9.8%	52,301	47,645	9.8%
Aircraft at end of period (10)	719	689	4.4%	719	689	4.4%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(10) Aircraft in the Company's fleet at period end.
(11) Refer to the Revenue Results and Outlook section of this release for additional information regarding the impact from the July 2015 amended co-branded credit card agreement with Chase.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended	Twelve months ended
	June 30, 2016	June 30, 2015
Operating income, as reported	$4,471	$3,100
Special revenue adjustment (1)	(172)	—
Union contract bonuses	279	64
Net impact from fuel contracts	(354)	23
Acquisition and integration costs	13	96
Litigation settlement	—	(37)
Asset impairment	21	—
Operating income, non-GAAP	$4,258	$3,246
Net adjustment for aircraft leases (2)	117	117
Adjustment for fuel hedge accounting	(159)	(76)
Adjusted Operating income, non-GAAP	$4,216	$3,287

Average invested capital (3)	$11,524	$11,196
Equity adjustment for hedge accounting	1,072	473
Adjusted average invested capital	$12,596	$11,669

ROIC, pre-tax	33.5%	28.2%

(1) One-time adjustment related to the amendment of the Company's co-branded credit card agreement with Chase Bank USA, N.A. and a resulting change in accounting methodology.
(2) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(3) Average invested capital is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,040	$1,583
Short-term investments	1,375	1,468
Accounts and other receivables	524	474
Inventories of parts and supplies, at cost	328	311
Prepaid expenses and other current assets	202	188
Total current assets	4,469	4,024
Property and equipment, at cost:
Flight equipment	19,972	19,462
Ground property and equipment	3,435	3,219
Deposits on flight equipment purchase contracts	1,184	1,089
Assets constructed for others	1,067	915
	25,658	24,685
Less allowance for depreciation and amortization	9,364	9,084
	16,294	15,601
Goodwill	970	970
Other assets	714	717
	$22,447	$21,312
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,247	$1,188
Accrued liabilities	1,869	2,591
Air traffic liability	3,754	2,990
Current maturities of long-term debt	963	637
Total current liabilities	7,833	7,406

Long-term debt less current maturities	2,391	2,541
Deferred income taxes	2,818	2,490
Construction obligation	903	757
Other noncurrent liabilities	681	760
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,383	1,374
Retained earnings	10,631	9,409
Accumulated other comprehensive loss	(628)	(1,051)
Treasury stock, at cost	(4,373)	(3,182)
Total stockholders' equity	7,821	7,358
	$22,447	$21,312

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$820	$608	$1,333	$1,061
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	299	250	588	494
Loss on asset impairment	21	—	21	—
Unrealized/realized (gain) loss on fuel derivative instruments	(122)	74	(34)	85
Deferred income taxes	54	23	80	43
Changes in certain assets and liabilities:
Accounts and other receivables	(14)	41	(35)	(90)
Other assets	(49)	(7)	(45)	6
Accounts payable and accrued liabilities	(288)	(134)	25	43
Air traffic liability	79	201	764	918
Cash collateral received from (provided to) derivative counterparties	347	(377)	116	(394)
Other, net	(35)	(52)	(85)	(87)
Net cash provided by operating activities	1,112	627	2,728	2,079

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(462)	(428)	(900)	(1,001)
Assets constructed for others	(26)	(22)	(37)	(44)
Purchases of short-term investments	(773)	(562)	(1,029)	(877)
Proceeds from sales of short-term and other investments	591	614	1,122	1,223
Other, net	(4)	(9)	(5)	(9)
Net cash used in investing activities	(674)	(407)	(849)	(708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	6	8	17	21
Proceeds from termination of interest rate derivative instruments	—	—	—	12
Reimbursement for assets constructed for others	25	3	35	5
Payments of long-term debt and capital lease obligations	(48)	(40)	(103)	(92)
Payments of cash dividends	(63)	(50)	(160)	(131)
Repayment of construction obligation	(2)	(3)	(4)	(5)
Repurchase of common stock	(700)	(380)	(1,200)	(680)
Other, net	(4)	(11)	(7)	(11)
Net cash used in financing activities	(786)	(473)	(1,422)	(881)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(348)	(253)	457	490

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,388	2,025	1,583	1,282

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,040	$1,772	$2,040	$1,772

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 18, 2016

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	3Q 2016 (2)	Full Year 2016 (2)
$30	$1.65 - $1.70	$1.70 - $1.75
$40	$1.85 - $1.90	$1.80 - $1.85
Current Market (1)	$2.00 - $2.05	$1.90 - $1.95
$60	$2.20 - $2.25	$2.00 - $2.05
$70	$2.40 - $2.45	$2.10 - $2.15

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2017	63%
2018	37%

(1) Brent crude oil average market price as of July 18, 2016, was approximately $48 per barrel for third quarter 2016 and $45 per barrel for full year 2016.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of July 18, 2016.

Southwest Airlines Co.
737 Delivery Schedule
As of June 30, 2016

	The Boeing Company
	737
	-800 Firm Orders	-800 Options	-7 Firm Orders	-8 Firm Orders		-8 Options		Additional -700s	Total
2016	38	—	—	—		—		23	61	(2)
2017	39	—	—	14		—		14	67
2018	12	18	—	13		—		4	47
2019	—	—	15	—		5		—	20
2020	—	—	14	—		8		—	22
2021	—	—	1	13		18		—	32
2022	—	—	—	15		19		—	34
2023	—	—	—	34		23		—	57
2024	—	—	—	41		23		—	64
2025	—	—	—	40		36		—	76
2026	—	—	—	—		36		—	36
2027	—	—	—	—		23		—	23
	89	18	30	170	(1)	191	(1)	41	539

(1) The Company has flexibility to substitute 737-7 in lieu of 737-8 aircraft beginning in 2019.
(2) Includes 14 737-800s and 19 737-700s delivered as of June 30, 2016.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.

As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating income, non-GAAP; Operating margin, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an “economic” basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
In addition, the Company’s GAAP results in the applicable periods include other charges or benefits that are deemed “special items” that the Company believes are not indicative of its ongoing operations and make its results difficult to compare to prior periods, anticipated future periods, or to its competitors’ results. Special items include:

1.
A one-time $172 million Special revenue adjustment due to the July 2015 amendment of the Company’s co-branded credit card agreement with Chase and the resulting change in accounting methodology. This non-cash increase to Other revenue represented a nonrecurring required acceleration of revenues associated with the adoption of ASU 2009-13;

2.
Expenses associated with the Company’s acquisition and integration of AirTran. Such expenses were primarily incurred during the acquisition and integration period of the two companies from 2011 through 2015 as a result of the Company’s acquisition of AirTran, which closed on May 2, 2011. The Company does not expect to incur any further acquisition and integration costs related to the AirTran acquisition and therefore, the exclusion of these expenses provides investors with a more applicable basis for which to compare results in future periods now that the integration process has been completed;

3.
A gain resulting from a litigation settlement received in January 2015. This cash settlement meaningfully lowered Other operating expenses during the applicable period and the Company does not expect a similar impact on its cost structure in the future;

4.
Union contract bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date; and

5.
A $21 million noncash impairment charge related to Newark Liberty International Airport (Newark) slots as a result of the FAA announcement in April, that Newark was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to other airlines: Operating revenues, non-GAAP; Total operating expenses, non-GAAP; Operating income, non-GAAP; Operating margin, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding fuel and special items.

The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2016, the Company generated $649 million in free cash flow, calculated as operating cash flows of $1.1 billion less capital expenditures of $462 million less assets constructed for others of $26 million plus reimbursements for assets constructed for others of $25 million.
The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables (see Return on Invested Capital).